UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
  THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                Commission File Number 0-23152


                                @pos.com, Inc.

            (Exact name of registrant as specified in its charter)

                            3051 North First Street
                          San Jose, California 95134
                                (408) 468-5400

       (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                   Common Stock, Par Value $0.001 Per Share

           (Title of each class of securities covered by this Form)


                                     None

                  (Titles of all other classes of securities
                    for which a duty to file reports under
                        section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      /X/                      Rule 12h-3(b)(1)(i)      /X/
Rule 12g-4(a)(1)(ii)     /_/                      Rule 12h-3(b)(1)(ii)     /_/
Rule 12g-4(a)(2)(i)      /_/                      Rule 12h-3(b)(2)(i)      /_/
Rule 12g-4(a)(2)(ii)     /_/                      Rule 12h-3(b)(2)(ii)     /_/
                                                  Rule 15d-6

Approximate number of holders of record as of the certification or notice date:

     Common Stock, par value $0.001 per share                      One

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, @pos.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  September 19, 2002                 @POS.COM, INC.



                                          By:        /s/ John Wood
                                             ---------------------------------
                                             Name:  John Wood
                                             Title:  Chief Executive Officer